EXHIBIT 99.1

PAB Bankshares, Inc. Announces Second Quarter 2003 Dividend

VALDOSTA, Ga., May 27, 2003 (PRIMEZONE) -- The Board of Directors of PAB Bankshares, Inc. (AMEX:PAB), the holding company for The Park Avenue Bank of Valdosta, Georgia, announced the approval of a quarterly dividend of $.03 per share payable July 15, 2003 to the stockholders of record on June 30, 2003. The payment of this dividend was approved by the Federal Reserve Bank of Atlanta as required by a Resolution adopted by the Board on May 20, 2002. This marks the second consecutive quarter that the Company has received regulatory approval to pay a dividend. On April 15, 2003, the Company paid a $.03 dividend to stockholders of record on March 31, 2003.

The Resolution mentioned above, among other things, restricts the Company from redeeming its capital stock, paying dividends, modifying existing debt agreements, or incurring additional debt without the prior approval of its banking regulators. The Resolution was the result of a regulatory examination conducted during the fourth quarter of 2001 and the first quarter of 2002 that found the Bank to be in less than satisfactory condition due primarily to serious weaknesses identified in the asset quality of the Bank's loan portfolio. This Resolution will remain in effect until removed by the regulators.

The Company operates 17 banking offices in Georgia and Florida. The Company's common stock is traded on the American Stock Exchange under the symbol "PAB". More information on the Company and the products and services available through its subsidiary bank is available on the Internet at www.pabbankshares.com.

Certain matters set forth in this news release are forward-looking statements, including statements regarding the Company's future performance and plans for the payment of future dividends which are based upon management's beliefs as well as assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which we are engaged; (5) costs or difficulties related to the integration of our businesses, including our charter consolidations, and our merger partners may be greater than expected; (6) expected cost savings associated with mergers may not be fully realized or realized within the expected time frame; (7) deposit attrition, customer loss or revenue loss following mergers and charter consolidations may be greater than expected; (8) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; (9) adverse changes may occur in the bond and equity markets; and (10) restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals. The Company undertakes no obligation to revise these statements following the date of this press release.

CONTACT:  PAB Bankshares, Inc.
          Michael E. Ricketson, President & CEO
          Jay Torbert, Sr. Vice-President & CFO
          (229) 241-2775